Exhibit 15.1

LETTER OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

REGARDING UNAUDITED INTERIM FINANCIAL INFORMATION

Horace Mann Educators Corporation

Springfield, Illinois

With respect to the registration statement of Horace Mann Educators Corporation on Form S-3, dated November 26, 2008, we acknowledge our awareness of the use therein of our reports dated May 8, 2008, August 7, 2008 and November 7, 2008, related to our reviews of interim financial information for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008, respectively.

Pursuant to Rule 436 under the Securities Act of 1933 (the “Act”), such reports are not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or reports prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP
KPMG LLP

Chicago, Illinois

November 26, 2008